EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To: Sub Surface Waste Management of Delaware, Inc.

As registered independent certified public accountants, we hereby consent to the use in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern dated December 22, 2006, included in Sub Surface Waste Management of Delaware, Inc.’s Annual Report on Form 10-KSB for the year ended September 30, 2006, and to all references to our Firm included in this Registration Statement.

/s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP Russell Bedford Stefanou Mirchandani LLP

New York, New York
September 5, 2007